Exhibit 10.9

September 11, 2012

Diane Honda

CONFIDENTIAL

Dear Diane,

It is with great pleasure that I offer you an exempt, full-time position with Barracuda Networks, Inc. (the “Company”), as VP and General Counsel, reporting to David Faugno. You will receive an annual salary of $215,000.00 (the “Base Salary”), subject to the usual, required withholdings, and payable semi-monthly in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

You also will be eligible to participate in the Company’s annual bonus program, and be eligible for a pro-rata target bonus for the Company’s Fiscal 2013 plan of $96,000.00 (although, depending on performance and your contribution to Barracuda Networks, you may be eligible to earn a greater amount, details are outlined in attachment: 2013 Executive Incentive Plan), subject to the usual, required withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion (the “Bonus”). The Bonus, or any portion thereof, will be paid as soon as practicable after the Company’s board of directors (the “Board”) determines that the Bonus has been earned, but in no event shall the Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned.

I will recommend to the Board of Directors that you be offered the opportunity to purchase 150,000 shares of stock, in accordance with our employee incentive stock option plan (ISO). The vesting of these shares will be subject to terms and conditions as established by the Board of Directors.

Barracuda Networks, Inc. offers health insurance plans and pays a portion of the cost of these plans. You will be eligible for these plans on the first day of the month following employment.

If the Company terminates your employment other than for Cause (as defined below), death or disability, then, provided you sign and not revoke a general release of claims in a form reasonably acceptable to the Company and in a manner that is otherwise consistent with the terms of this letter, you will be entitled to (1) receive continuing payments of severance pay at a rate equal to your Base Salary, as then in effect, for six (6) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; (2) receive continuing payments of the premiums required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of up to six (6) months following the termination of your employment with the Company, if you and/or your covered dependents elect to continue the group health insurance coverage under the Company’s group health insurance plan(s); and (3) accelerate vesting, including any cliff vesting provision, as of the date you terminate your employment with the Company in an amount equal to the number of shares subject to your then outstanding equity awards that you would have vested in had you remained employed with the Company for an additional six (6) months.

If the Company terminates your employment other than for Cause (as defined below) within 12 months after a Change in Control (as defined in the Company’s 2012 Equity Incentive Plan), then, provided you sign and not revoke a general release of claims in a form reasonably acceptable to the Company and in a manner that is otherwise consistent with the terms of this letter, you will be entitled to (1) receive continuing payments of severance pay at a rate equal to your Base Salary, as then in effect, for twelve (12) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; (2) receive continuing payments of the premiums required under COBRA for a period of up to twelve (12) months following the termination of your employment with the Company, if you and/or your covered dependents elect to continue the group health insurance coverage under the Company’s group health insurance plan(s); and (3) accelerate vesting as of the date you terminate your employment with the Company in an amount equal to the number of shares subject to your then outstanding equity awards that you would have vested in had you remained employed with the Company for an additional twelve (12) months.

If your employment with the Company is terminated voluntarily by you for any reason, for Cause by the Company, or due to your death or disability, then (1) all vesting will terminate immediately with respect to your then outstanding equity awards; (2) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned); and (3) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect. In the event of your termination of employment with the Company, the preceding paragraphs are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this letter.

The receipt of any severance pursuant to this letter will be subject to you signing and not revoking a Release; provided that such Release is effective within sixty (60) days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). No severance will be paid or provided until the Release becomes effective. If the Release is not effective by the Release Deadline, you forfeit your right to any severance or similar payment under the letter subject to you executing and not revoking a Release. In the event your termination of employment occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination of employment occurs, then any severance that would be considered Deferred Payments (as defined in Appendix A) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (1) the payment schedule applicable to each payment or benefit, (2) the date the Release becomes effective, or (3) clause (ii) of Appendix A.

For purposes of this letter, “Cause” is defined as: (1) an act of dishonesty made by you in connection with your responsibilities as an employee, (2) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (3) your gross misconduct, (4) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (5) your willful breach of any obligations under any written agreement or covenant with the Company; or (6) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct that will be included in a handbook that the Company will soon complete and distribute. You will be expected to sign and comply with an At-Will Employee Agreement that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. The At-Will Employee Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration.

This offer assumes that you will complete a standard Barracuda Networks, Inc. employment application, you will sign a standard Barracuda Networks, Inc. Proprietary Information Agreement, and you have the legal right to work in the United States and will submit appropriate proof at the time of your orientation. If you accept this offer, please fill in the start date, sign the letter where indicated, and return it to me. Please remember that all compensation information is considered strictly confidential and is to be discussed only with your direct manager or a representative of the Human Resource department. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Our mission is to be the leading provider of security, storage and networking equipment that simplify IT for all types of organizations. This presents us with an exciting challenge, and I look forward to pursuing this vision with you as part of the team.

This offer is valid until September 18, 2012.

Sincerely,

/s/ David Faugno

David Faugno
CFO

Accepted:	/s/ Diane Honda	Date:	September 13, 2012
Diane Honda

Start Date:

Appendix A

Section 409A

Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you haves a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean two (2) times the lesser of: (a) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.